Exhibit 99.2 - Joint Filers' Signatures
Designated Filer: Campbell Soup Company
Issuer & Ticker Symbol: Snyder's-Lance, Inc. (LNCE)
Date of Event Requiring Statement: December 18, 2017

CAMPBELL SOUP COMPANY
By: /s/ Charles A. Brawley
Name: Charles A. Brawley
Title: Vice President, Corporate Secretary and Associate General Counsel
Date: December 28, 2017

TWIST MERGER SUB
By: /s/ Charles A. Brawley
Name: Charles A. Brawley
Title: Assistant Secretary
Date: December 28, 2017